UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

FRANKLIN COVEY CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FRANKLIN COVEY CO.

AMENDMENT NO. 1 TO THE PROXY STATEMENT DATED DECEMBER 20, 2024

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 24, 2025

The following information amends and replaces certain disclosures in the definitive proxy statement of Franklin Covey Co. (the Company) filed with the U.S. Securities and Exchange Commission on December 20, 2024 (the Proxy Statement) and furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2025 Annual Meeting of Shareholders of the Company, to be held on Friday, January 24, 2025 at 8:30 a.m., in the Fontainbleau Room at The Grand America Hotel, 555 South Main Street, Salt Lake City, Utah 84111, and any adjournment or postponement thereof (the Annual Meeting).

The Company is filing this Amendment No. 1 to the Proxy Statement (this Amendment) to clarify the treatment of abstentions with respect to Proposal No. 4, regarding the approval of the amendment to the Company’s Franklin Covey Co. 2022 Omnibus Incentive Plan.

Required Vote

The text below amends and replaces, in its entirety, the final paragraph under the heading “What Vote is Required for a Proposal to be Approved” on page 4 of the Proxy Statement:

The approval of the amendment to the Franklin Covey Co. 2022 Omnibus Incentive Plan, which is Proposal No. 4, requires the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will not have any effect on the outcome of this proposal.

Proposal No. 4 — Amendment No. 1 to the Franklin Covey Co. 2022 Omnibus Incentive Plan —Vote Required for Approval

The text below amends and replaces, in its entirety, the paragraph under the heading “Vote Required” on page 59 of the Proxy Statement:

The proposal to approve Amendment No. 1 to the 2022 Omnibus Plan will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition of the proposal. Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Except as described above, this Amendment does not modify, amend, supplement, revise, replace, update or otherwise affect any of the other disclosures in the Proxy Statement, which continue to speak as of December 20, 2024. This Amendment does not provide all of the information that is important to your voting decisions at the Annual Meeting and should be read in conjunction with the Proxy Statement, which contains other important information. From and after the date of this Amendment, any references to the “Proxy Statement” are to the Proxy Statement as amended hereby.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the paragraph under the heading “May I revoke my vote prior to the Annual Meeting?” on page 3 in the Proxy Statement for instructions on how to do so.